Exhibit 10.1
May 19, 2022
Marriott International, Inc.
10400 Fernwood Rd,
Bethesda, MD 20817

Re:     Marriott License, Services and Development Agreement for Marriott Projects dated November 19, 2011 – Marketing Track Amendment
Ladies and Gentlemen:
Marriott International, Inc. (“MII”), Marriott Worldwide Corporation (“MWC”) and Starwood Hotels and Resorts Worldwide, LLC (“Starwood”) (together, “Marriott”), and Marriott Vacations Worldwide Corporation (“MVW”) are parties to that certain License, Services and Development Agreement for Marriott Projects dated November 19, 2011, as amended by that certain First Amendment to License, Services, and Development Agreement dated February 26, 2018, that certain letter regarding Consent to Limited Marketing Access dated February 26, 2018, that certain Letter of Acknowledgment (the “Merger Letter Agreement”) regarding MVW’s acquisition of the Vistana Destination Club Business (defined below) dated September 1, 2018, the Bonvoy Track Amendment dated as of November 10, 2021 and the Umbrella IP Amendment dated March 4, 2022 (the “Umbrella IP Amendment”) (as may be further amended, collectively, the “MVW License Agreement”), under which Marriott granted MVW the right to operate the Licensed Business in accordance with the terms and conditions of the MVW License Agreement.
Starwood (formerly known as Starwood Hotels & Resorts Worldwide, Inc.), an Affiliate of Marriott, and Vistana Signature Experiences, Inc. (“Vistana”) and ILG, LLC (as successor to ILG, Inc., formerly known as Interval Leisure Group, Inc. (“ILG”)), both Affiliates of MVW, are parties to that certain License, Services and Development Agreement (as amended, the “Vistana License Agreement”) dated effective May 11, 2016 pursuant to which Vistana was granted a license to operate the Licensed Business in accordance with the terms of, and as defined in, the Vistana License Agreement (referred to herein as the “Vistana Destination Club Business”).
Pursuant to the Merger Letter Agreement, Marriott and MVW agreed, among other things, to amend the MVW License Agreement and related agreements to encompass (i) the Sheraton and Westin brands, (ii) with respect to the Specified Fractional Projects, the St. Regis and Luxury Collection brands, and (iii) the Licensed Unbranded Projects. The parties anticipated that the integration and combination of the MVW Licensed Destination Club Business and Vistana Destination Club Business would occur in steps and phases. This agreement (the “Marketing Track Amendment”) is one of a series of amendments (the “Track Amendments”), including the Umbrella IP Amendment, that align with such steps and phases and, together with the Merger Letter Agreement, will ultimately be incorporated into the A&R MVW License Agreement (as defined in the Umbrella IP Amendment) entered into in connection with the consolidation of the Vistana License Agreement into the MVW License Agreement. This Marketing Track Amendment integrates the Vistana Destination Club Business into the MVW License Agreement for purposes of (i) selling, marketing and financing Destination Club Units and Destination Club Products, (ii) selling and marketing Exchange Programs, and (iii) establishing and operating sales facilities for Destination Club Products as contemplated in clauses (ii), (iii) and (v) of the definition of Destination Club Business (collectively, “Marketing and Sales Activity”). All initially capitalized terms used but not defined herein have the meaning set forth in the MVW License Agreement (as may be amended).
In furtherance thereof and for good and valuable consideration, the parties hereto agree as follows:
1.Effective Date.
a.The amendments in this Marketing Track Amendment are effective as of date of this Marketing Track Amendment and will govern in all respects from and after the date of this Marketing Track Amendment (including with respect to any provisions of the Vistana License Agreement that are in effect at any time between the date of this Marketing Track Amendment and the consolidation of the Vistana License Agreement into the MVW License Agreement).
b.“Effective Date” and “date of the Spin-Off Transaction” as applied to the Vistana Destination Club Business in the Marketing Track Sections and related defined terms is May 19, 2022, except with respect to Section 3.2 of the MVW License Agreement (under which “date of the Spin-Off Transaction” will mean November 19, 2011) and Sections 5.8.B, 7.2 and 9.5.A of the MVW License Agreement (under which “Effective Date” will mean the Effective Date of the MVW License Agreement).
2.Marketing Track Sections.
a.The following provisions of the Vistana License Agreement will no longer be effective as of the date of this Marketing Track Amendment: Sections 7.4, 8.1, 8.3, 8.4, 8.5, and 8.6 (superseded by MVW License Agreement Sections 9.1, 9.5 and 9.6 to the extent that such provisions are not already superseded pursuant to the Umbrella IP Amendment).
b.The following provisions of the Vistana License Agreement will no longer be effective as of the date of this Marketing Track Amendment as the same relate to the Marketing and Sales Activity: Sections 7.1A, 7.1B, and 7.1C (superseded by MVW License Agreement Sections 7.1 and 7.2), 7.3B (superseded by MVW License Agreement Section 11.1), 7.7 (superseded by MVW License Agreement Section 5.8.B), and 10 (superseded by MVW License Agreement Section 11.2.A).
c.MVW License Agreement Sections 5.8.B, 7.1, 7.2, 9.1, 9.5, 9.6, 11.1, and 11.2.A are referred to herein as the “Marketing Track Sections.”

3.Additional Amendments.
a.The following definition is added to Exhibit A of the MVW License Agreement:
“Permitted Variations” means (i) amendments, insertions and/or deletions to the “Insurance and Indemnification” provisions in Section 4 of Exhibit F of this Agreement and/or (ii) such amendments, insertions and/or deletions to the provisions set forth in Exhibit F of this Agreement as are necessary or advisable in order to ensure the effectiveness of the sublicense under the laws of a jurisdiction outside of the United States of America.
b.The definition of “Licensed Business Customer Information” in the MVW License Agreement is amended to read as follows:
“Licensed Business Customer Information” means the names, addresses, phone and fax numbers, email addresses and other personal information of owners, customers or potential owners or customers (including all Members and their family members), mailing lists, “lead” lists, contact lists, or similar lists or databases, and related data, in each case in whatever form and to the extent such information (i) was in Licensee’s possession as of the date of the Spin-Off Transaction, (ii) obtained by Licensee in connection with the Licensed Business on or after the date of the Spin-Off Transaction (including directly or indirectly obtained from Licensor or its Affiliates, by or through the Brand Loyalty Program, or as a result of Licensee’s acquisition of Vistana Signature Experiences, Inc.), or (iii) any Modified Third-Party List.
c.The definition of “Upscale Brand Segment” and “Upper-Upscale Brand Segment” in the MVW License Agreement is amended to read as follows:
“Upscale Brand Segment”, “Upper-Upscale Brand Segment” and “Luxury Brand Segment” mean the “upscale”, “upper-upscale” and “luxury” brand segments, respectively, of the hospitality industry as defined by Smith Travel Research (or its successor). If at any time such segments are not then defined by Smith Travel Research (or its successor), then such segments shall be replaced by comparable segments as are then defined by Smith Travel Research (or its successor). In the event Smith Travel Research (or its successor) ceases to define comparable segmentation or in the event that Smith Travel Research (or its successor) ceases to exist, then the parties shall identify a replacement source and a replacement definition of segments comparable to “upscale”, “upper-upscale” and “luxury” as previously defined by Smith Travel Research (or its successor). Any dispute regarding the selection of replacement definitions or sources shall be settled by Expert resolution in accordance with Section 22.5.
d.Section 5.8.B of the MVW License Agreement is amended as follows:
Licensee may delegate non-management functions of the Licensed Business involving regional and/or local sales and marketing (including brokerage arrangements) of Licensed Destination Club Products and Licensed Residential Units for Licensed Residential Projects to any Affiliate or unrelated third party, provided, that other than for Permitted Variations in connection with a sublicense of the Licensed Marks with an unrelated third party, (i) Licensee must ensure such functions are conducted in accordance with the Brand Standards and this Agreement; (ii) such functions are covered by insurance policies that satisfy the applicable requirements of Sections 16.2 and 16.4; (iii) any party to which such function has been delegated or subcontracted and that will have access to any Licensor Confidential Information agrees to keep such Licensor Confidential Information confidential in accordance with this Agreement; (iv) any Affiliate to which such function has been delegated or subcontracted will agree to be bound by the same responsibilities, limitations, and duties of Licensee hereunder that have been delegated to such party, and any third party to which such function has been delegated will agree to be bound by certain terms and conditions as set forth in the applicable sublicense and undertaking; and (v) where the sublicense of the right to use the Licensed Marks and System is required in Licensor’s judgment, (i) if the sublicensee is an Affiliate of Licensee, Licensee shall sublicense to such Affiliate the right to use the Licensed Marks and the System, as necessary to fulfill such function(s) under a sublicense agreement in a form substantially similar to the form attached hereto as Exhibit E and (ii) if the sublicensee is an unrelated third party, Licensee shall sublicense to such third party the right to use the Licensed Marks, as necessary to fulfill such function(s) under an undertaking and sublicense that contains provisions in a form substantially similar to the provisions set forth in Exhibit F. Such delegation shall not result in a novation of any of Licensee’s obligations under this Agreement. Licensee shall provide Licensor with a fully-executed copy of each sublicense agreement and undertaking entered into hereunder promptly following their execution and will notify Licensor in writing upon the termination or expiration of any sublicense agreement or undertaking. In the event Licensee enters into a sublicense agreement that includes a Permitted Variation, the following additional requirements will apply: (x) Licensee will ensure that no Permitted Variation will in any way adversely affect Licensor’s ownership and control of the Licensed Marks and (y) Licensee will provide a mark-up of such sublicense agreement showing the Permitted Variations. Licensee shall not, without Licensor’s prior consent in Licensor’s sole discretion, delegate such functions to an unrelated third party who is known in the community as being of bad moral character; has been convicted in any court of a felony or other offense that could result in imprisonment for one (1) year or more or a fine or penalty of one million dollars ($1,000,000) (as adjusted annually after the Effective Date by the GDP Deflator) or more (or is in control of or controlled by Persons who have been convicted in any court of felonies or such offenses); is a Specially Designated National or Blocked Person; or is a Lodging Competitor.
e.Section 7.1.C of the MVW License Agreement is amended as follows:
Licensor shall have the right to review (on a periodic basis) Marketing Content and other communications using Licensed Marks and to review significant changes in such programs implemented throughout the Licensed Business and significant changes in templates that are widely-used in the Licensed Business, all of which must be in compliance with the Brand Standards at all times. The distribution, marketing and advertising channels for all Projects shall be consistent with the positioning of the Licensed Business and Licensor Lodging Facilities in the Upscale Brand Segment, Upper-Upscale Brand Segment or Luxury Brand Segment, as applicable. The parties agree to conduct reviews of such channels no less often than annually at the annual meeting contemplated in Section 11.2.E.

f.Section 7.2.B(i) of the MVW License Agreement is amended as follows:
Licensor expressly reserves the right to modify the Brand Standards to make appropriate changes consistent with changes to Licensor’s brand standards for the Upscale Brand Segment, Upper-Upscale Brand Segment and/or Luxury Brand Segment of Licensor Lodging Facilities, but only to the extent applicable to the Licensed Business and with appropriate modifications to reflect appropriate differences between hotel service levels and service levels applicable to the Licensed Destination Club Business and the Licensed Whole Ownership Residential Business. Licensor shall provide notice to Licensee of any such modifications proposed by Licensor.
g.Section 7.2.D(ii) of the MVW License Agreement is amended as follows:
For modifications proposed by Licensee, the Expert will determine whether Licensor’s objection to Licensee’s proposed modifications is reasonable, taking into account Licensor’s brand standards for the Upscale Brand Segment, Upper-Upscale Brand Segment and/or Luxury Brand Segment, as applicable, of Licensor Lodging Facilities, the applicability of such standards to Licensed Destination Club Projects and Licensed Residential Projects, the appropriate differences between hotel service levels and service levels applicable to the Licensed Destination Club Business and the Licensed Whole Ownership Residential Business, and whether the failure to implement such modifications will or may adversely affect the Upscale Brand Segment and Upper-Upscale Brand Segment of Licensor Lodging Facilities that bear the Marriott, Sheraton or Westin name or the Luxury Brand Segment of Licensor Lodging Facilities that bear the St. Regis or Luxury Collection Name.
h.Section 9.1.C of the MVW License Agreement is amended as follows:
Licensee shall, as part of the sales process, provide disclosure to each prospective purchaser in the form attached as Exhibit L, subject to modifications required by governmental authorities for the subject jurisdiction or that are necessary to properly describe the subject Project, and have each purchaser acknowledge receipt of such disclosure in writing, which, among other things, discloses to prospective purchasers that (i) the Licensed Business is owned and managed by Licensee; (ii) neither Licensor nor any of its Affiliates is the seller of the interests in the Licensed Destination Club Units or Licensed Residential Units, as applicable; and (iii) that the Marriott, Westin, Sheraton, St. Regis and Luxury Collection names, as applicable, are used by Licensee pursuant to a license, and that if such license is revoked, terminated, or expires, Licensee shall no longer have the right to use the applicable Licensed Marks in connection with the Licensed Business or the relevant Project. Licensee shall be permitted to incorporate such disclosure with other disclosures Licensee makes to prospective purchasers.
i.Section 9.1.G of the MVW License Agreement is amended as follows:
Licensee will be permitted to use the Licensed Marks on logoed collateral merchandise, such as golf shirts, other apparel and promotional items (collectively, “Logoed Merchandise”) that is provided solely to promote the Projects and solely through gift or retail shops located at Projects or Sales Facilities or through Licensee’s Website, all in a manner that is consistent with Licensee’s or its Affiliates’ use of the

Licensed Marks in such respect as of the Effective Date and with an overall level of quality of Logoed Merchandise that is consistent with the Upscale Brand Segment, Upper-Upscale Brand Segment and Luxury Brand Segment, as applicable. Licensee acknowledges and agrees that (i) Licensor has not applied for and does not maintain registrations for the Licensed Marks covering some or all of the Logoed Merchandise in any jurisdiction and has no obligation to apply for or maintain such registrations in the future; (ii) Licensor makes no representations or warranties regarding Licensee’s ability to use the Licensed Marks on Logoed Merchandise in any jurisdiction or that Licensee’s use of the Licensed Marks on Logoed Merchandise in any jurisdiction will not infringe, dilute or otherwise violate the trademark or other rights of any third party; (iii) Licensee’s use of the Licensed Marks on Logoed Merchandise shall be at Licensee’s sole risk and without recourse against Licensor or its Affiliates; (iv) Licensee shall not knowingly engage in any act or omission which may diminish, impair or damage the goodwill, name or reputation of Licensor or its Affiliates or the Licensed Marks, including without limitation by utilizing any facility which manufactures or assembles Logoed Merchandise in violation of the laws of the country in which such facility is located or in a manner that fails to comply with the International Labor Organization’s Minimum Age Convention No. 138 and the Worst Forms of Child Labour Convention No. 182 (“Illegal Facilities”); (v) Licensee will comply, at its sole expense, with all Applicable Laws in connection with the manufacture, sale, marketing, and promotion of the Logoed Merchandise in the countries where such activities take place, including without limitation any prohibitions against Illegal Facilities; (vi) at Licensor’s request, Licensee will promptly provide to Licensor representative samples of then-current Logoed Merchandise and any associated packaging and displays; (vii) at Licensor’s request, Licensee will promptly make any changes to its Logoed Merchandise or its uses of the Licensed Marks on Logoed Merchandise that do not comply with this Section 9.1.G; (viii) Licensee will use the Licensed Marks on Logoed Merchandise in accordance with the then-current Brand Standards; and (ix) Licensee shall promptly cease use, distribution, promotion, marketing and sale of Logoed Merchandise bearing the Licensed Marks in any jurisdiction where Licensor requests such use to cease as a result of a claim or challenge raised by a third party or if Licensor in its sole discretion believes such use diminishes, impairs or damages the goodwill, name or reputation of Licensor or its Affiliates or the Licensed Marks.
j.Section 9.5.A of the MVW License Agreement is amended as follows:
Licensee may only enter into marketing arrangements with respect to the Licensed Business with third parties, and may only make available to Members those products and services (including Exchange Programs), (i) that are consistent with the brand positioning of the Licensed Business and, with respect to such marketing arrangements, are in compliance with the Brand Standards or (ii) that are in place as of the Effective Date or that are consistent with Licensee’s practice during the period from January 1, 2005 until such date, as reasonably demonstrated by Licensee. Licensor may object if Licensor becomes aware of any such practice that Licensor believes is inconsistent with the Brand Standards. Licensor will notify Licensee of such objection, and the parties will engage in discussions and attempt to agree on modifications to such practice(s) so that such practice(s) will be in compliance with the Brand Standards. For local marketing alliances, the positioning of the Project in the local market shall be the governing standard.

k.Section 16.1.A(xv) of the MVW License Agreement is amended as follows:
(xv)     any claim arising from the operation, ownership or use of the Licensed Business, the Projects or of any other business conducted on, related to, or in connection with the Projects, including, without limitation, any claim arising as a result of any Permitted Variation; and
4.Defined Terms. For the avoidance of doubt, when used in the Marketing Track Sections, defined terms that were amended by the Umbrella IP Amendment or that incorporate defined terms that were amended by the Umbrella IP Amendment (including, by way of example, the definitions of “Brand Standards” and “Brand Style and Communication Standards,” which include the defined terms “Licensed Marks” and “Licensed Business”) shall be construed using the amended definition for each such defined term.
5.Branded Elements. References to “Branded Elements” in Section 13.5.B of the MVW License Agreement shall mean (i) the Brand Loyalty Programs or successor thereto, (ii) Licensor-owned or -controlled branded elements of the Reservation System, (iii) Licensor-owned or -controlled branded elements of Licensor’s website, marriott.com, or any additional pages or sites within marriott.com, (iv) use of the Brand Loyalty Programs member lists, (v) access to the Specified Branded Hotels for marketing of Destination Club Products, and (vi) access to the Specified Branded Hotels as an ancillary benefit exchange option for Destination Club Products (for the avoidance of doubt, rights and benefits under or in connection with the Brand Loyalty Programs are not considered to be “ancillary benefit exchange options”). Notwithstanding the foregoing, the platform, infrastructure, coding, and non-customer facing elements of the Brand Loyalty Programs, the Reservation System, and the Licensor website(s) shall not be considered “Branded Elements” for purposes of Section 13.5.B of the MVW License Agreement.
6.Exhibits. Exhibit B to the MVW License Agreement is amended by adding the information set forth on Schedule 1 hereto.
7.Fees and Expenses. For the avoidance of doubt, in lieu of the fees payable pursuant to Sections 3.2, 3.3, and 3.5 of the MVW License Agreement, the Centralized Services Fees payable pursuant to Section 6 of the Vistana License Agreement shall continue to apply to the Vistana Destination Club Business for Marketing and Sales Activity through December 31, 2022. Commencing January 1, 2023, (a) Vistana License Agreement Section 6 will no longer be effective as of such date as the same relates to the Marketing and Sales Activity operated under the Westin and Sheraton Licensed Marks (superseded by MVW License Agreement Sections 3.2, 3.3 and 3.5) and (b) MVW License Agreement Sections 3.2, 3.3 and 3.5 shall be included in the “Marketing Track Sections” for purposes of this Amendment (“(a)” and “(b)” collectively, the “Marketing Fees Harmonization”). Notwithstanding the foregoing, if Licensor is unable to implement the Marketing Fees Harmonization on January 1, 2023 despite good faith efforts to meet the implementation date, the Marketing Fee Harmonization will occur as soon as reasonably practicable thereafter, but in no event later than January 1, 2024, and such delay will not be deemed a default under the Agreement. Licensor will keep Licensee reasonably apprised of possible delays to the Marketing Fee Harmonization in advance of the implementation date.

[Signatures Appear on Following Pages]

Sincerely,
MARRIOTT VACATIONS WORLDWIDE CORPORATION

By: /s/ John E. Geller
Name: John E. Geller
Title:     President

ILG, LLC

By: /s/ John E. Geller
Name: John E. Geller
Title:     Manager

VISTANA SIGNATURE EXPERIENCES, INC.

By: /s/ John E. Geller
Name: John E. Geller
Title:     Executive Vice President

ACKNOWLEDGED AND AGREED
THIS 19th DAY OF MAY, 2022

MARRIOTT INTERNATIONAL, INC.
By: /s/ Timothy Grisuis
Name: Timothy Grisius
Title:     Global Real Estate Officer

MARRIOTT WORLDWIDE CORPORATION
By: /s/ Timothy Grisius
Name: Timothy Grisius
Title:     Authorized Signatory

STARWOOD HOTELS & RESORTS WORLDWIDE, LLC
By: /s/ Timothy Grisius
Name: Timothy Grisius
Title:     Authorized Signatory

SCHEDULE 1 - ADDITIONS TO EXHIBIT B EXISTING PROJECTS

Approved Name of Project	Address of Project	Project Operator	Destination Club and/or Residential
Sheraton Vistana Resort	Orlando, Florida	Vistana Management, Inc.	Destination Club
Sheraton Vistana Villages	Orlando, Florida	Vistana Management, Inc.	Destination Club
Vistana Beach Club	Jensen Beach, Florida	Vistana Management, Inc.	Destination Club
Sheraton PGA Vacation Resort	Port St. Lucie, Florida	Vistana Management, Inc.	Destination Club
The Westin Nanea Ocean Villas	Maui, Hawaii	Vistana Hawaii Management, Inc.	Destination Club
The Westin Ka’anapali Ocean Resort Villas	Maui, Hawaii	Vistana Hawaii Management, Inc.	Destination Club
The Westin Ka’anapali Ocean Resort Villas North	Maui, Hawaii	Vistana Hawaii Management, Inc.	Destination Club
The Westin Princeville Ocean Resort Villas	Kauai, Hawaii	Vistana Hawaii Management, Inc.	Destination Club
Sheraton Kaua’i Resort Villas	Kauai, Hawaii	Vistana Hawaii Management, Inc.	Destination Club
The Westin Lagunamar Ocean Resort Villas & Spa	Cancún, Mexico	Turistica Cancun S. de R.L. de C.V.	Destination Club
The Westin Los Cabos Resort Villas & Spa	Los Cabos, Mexico	Hoteles Cabos K22.5, S. de R.L. de C.V	Destination Club
The Westin St. John Resort Villas	St. John, USVI	Westin Vacation Management Company	Destination Club
Harborside Resort at Atlantis	Nassau, The Bahamas	Harborside at Atlantis Management Limited	Destination Club
Sheraton Broadway Plantation	Myrtle Beach, South Carolina	Vistana MB Management, Inc.	Destination Club
The Westin Mission Hills Resort Villas	Rancho Mirage, California	Vistana California Management, Inc.	Destination Club
The Westin Desert Willow Villas, Palm Desert	Palm Desert, California	Vistana California Management, Inc.	Destination Club
The Westin Kierland Villas	Scottsdale, Arizona	Vistana Arizona Management, Inc.	Destination Club
Sheraton Desert Oasis	Scottsdale, Arizona	Vistana Scottsdale Management, Inc.	Destination Club
Sheraton Mountain Vista	Vail Valley, Colorado	Vistana Colorado Management, Inc.	Destination Club

Approved Name of Project	Address of Project	Project Operator	Destination Club and/or Residential
The Westin Riverfront Mountain Villas	Vail Valley, Colorado	Vistana Management, Inc.	Destination Club
Sheraton Lakeside Terrace Villas at Mountain Vista	Vail Valley, Colorado	Points of Colorado, Inc.	Destination Club
Sheraton Steamboat Resort Villas	Steamboat Springs, Colorado	Vistana Management, Inc. (Villas and East Tower) Vistana Colorado Management Company, Inc. (West Tower)	Destination Club
The St. Regis Residence Club, New York	New York, New York	St. Regis New York Management, Inc.	Destination Club
The St. Regis Residence Club, Aspen	Aspen, Colorado	St. Regis Colorado Management, Inc.	Destination Club
The Phoenician Residences, The Luxury Collection Residence Club	Scottsdale, Arizona	Vistana Management, Inc.	Destination Club